UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2007

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 2, 2007, Panama Canal Railway Company ("PCRC"), a 50% owned equity investment of Kansas City Southern (the "Company"), completed an offering of $100 million of 7% Senior Secured Notes due November 2026 (the "Notes").

The Notes are senior obligations of PCRC, secured by certain assets of PCRC. In addition, the Company has pledged its shares of PCRC as security for the Notes. The Notes are otherwise non-recourse to the Company. In connection with the transaction, the Company has agreed to indemnify its partner for 50% of any claims made on a $9.6 million letter of credit obtained by its partner to partially fund a debt service reserve account and to fund a liquidity account, each of which was established by PCRC in connection with the issuance of the Notes.

A portion of the proceeds of the Notes was used by PCRC to repay the outstanding principal and accrued interest on PCRC senior debt, which was formerly guaranteed by the partners of PCRC. The repayment resulted in the release of the Company's $13.4 million of guaranties of this debt. In addition, the Company received cash payments from PCRC totaling $26.3 million to repay the principal and accrued interest of subordinated loans and advances made to PCRC by the Company. The remainder of the proceeds was used to repay principal and accrued interest on subordinated loans and advances made to PCRC by the Company's partner, to fund a portion of the debt service reserve account, to fund a capital expenditure account, and to pay fees and expenses associated with the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

November 8, 2007	By:	/s/ Michael K. Borrows

Name: Michael K. Borrows
Title: Senior Vice President & Chief Accounting Officer